Exhibit 3(i)

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       CORNERSTONE FINANCIAL CORPORATION

TO:      State of New Jersey
         Division of Revenue

         Pursuant to the provisions of Sections 14A:7-2(2) of the New Jersey Business Corporation Act ("NJBCA"), the undersigned corporation, Cornerstone Financial Corporation (the "Company"), executes the following Certificate of Amendment to the Certificate of Incorporation.

         1.       The name of the corporation is Cornerstone Financial
                  Corporation.

         2. A copy of the resolutions adopted by the Board of Directors of the Company pursuant to 14A:7-2(3) of NJBCA is attached hereto, and made a part hereof, as Exhibit A.

         3. The resolutions attached hereto as Exhibit A were duly adopted by the Board of Directors on December 21, 2011.

         4. The Certificate of Incorporation is amended so that the designation and number of shares of each class and series acted upon in the resolutions, and the relative rights, preferences and limitations of each such class and series are the same as stated in the terms set forth on Exhibit B attached hereto.

         IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment to the Certificate of Incorporation this 22nd day of December, 2011.




                                             CORNERSTONE FINANCIAL CORPORATION

                                             By: /s/ Keith Winchester
                                             -----------------------------------
                                             Keith Winchester
                                             Executive Vice President, Chief
                                             Financial Officer and Secr



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               CORNERSTONE FINANCIAL CORPORATION                  EXHIBIT "A" TO
               BOARD OF DIRECTORS RESOLUTIONS                     CERTIFICATE OF
                                                                  AMENDMENT



WHEREAS, this Board has previously considered the issue of whether it is in the best interests of the Company and its shareholders that the Company raise additional capital, and in furtherance thereof the Board has approved and recommended to the shareholders an amendment to the Company's Certificate of Incorporation authorizing 1,000,000 shares of preferred stock, and giving the Board the authority to set the terms and conditions of the preferred stock at the time of issuance, in one or more series, without further shareholder approval;

WHEREAS, the shareholders of the Company have approved the proposed amendment at the Company's annual shareholders meeting in 2009;

WHEREAS, the Board now believes it is in the best interests of the Company and its shareholders that the Company raise up to $200,000 in new capital through the issuance of a new series of preferred stock, with the terms and conditions contained on Exhibit B hereto;

NOW, THEREFORE, BE IT RESOLVED that this Board does hereby authorize the issuance and sale of up to $200,000 in newly issued shares of the Company's Series B Preferred Stock, having the terms and conditions set forth on Exhibit B hereto;

RESOLVED, that the Chairman and CEO of the Company, and such other officers and agents of the Company acting at his direction, are hereby authorized and directed to take all such other steps as may be necessary or appropriate to effectuate the transactions approved herein, including but not limited to the filing of a certificate of designations with the New Jersey Division of Taxation setting forth the terms of the Series B Preferred Stock, and the execution on behalf of the Company of purchase agreements with the purchasers of the Series B Preferred Stock.


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                                                                  EXHIBIT B TO
                                                                  CERTIFICATE OF
                                                                  AMENDMENT


                   CERTIFICATE OF THE DESIGNATIONS, NUMBERS,
                  RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS
      OF PERPETUAL NON-CUMULATIVE NON-VOTING CONVERTIBLE PREFERRED STOCK,
                                    SERIES B


         A statement of the designations, numbers, relative rights and preferences of the Preferred Stock, Series B of Cornerstone Financial Corporation, a New Jersey corporation (the "Company") is as follows:

         (1) DESIGNATION. There is hereby established a new class of equity interests which shall be named "Perpetual Non-Cumulative Non-Voting Convertible Preferred Stock, Series B" (herein called the "Series B Preferred Stock"), which shall consist of 10,000 shares, no par value. The Series B Preferred Stock shall be perpetual, with no maturity date.

         (2)         DIVIDENDS.

              (a) RATE. Holders of Series B Preferred Stock shall be entitled to receive, on each share of Series B Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors (the "Board"), but only out of assets legally available therefor, non-cumulative cash dividends at the annual rate equal to seven (7%) percent for (the "Rate"), on a stated value of $20 per share (the "Stated Value"), and no more, payable quarterly on March 30, June 30, September 30 and December 30 or on such other date or dates as may be determined by the Board of Directors (the "Dividend Payment Date"). In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, as hereinafter defined, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but
excluding, the next Dividend Payment Date is a "Dividend Period".   "Business
Day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New Jersey generally are authorized or required by law or other governmental actions to close.

              Dividends that are declared and payable on Series B Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series B Preferred Stock as they appear on the stock register of the Company on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

              Holders of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series B Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Amendment).


              (b) Non-Cumulative. Dividends on shares of Series B Preferred Stock shall be non-cumulative. If the Board does not declare a dividend on the Series B Preferred Stock in respect of any Dividend Period, the holders of Series B Preferred Stock shall have no right to receive any dividend for such Dividend Period, and the Company shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series B Preferred Stock.

              (c) Priority of Dividends. So long as any share of Series B Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on any series of preferred stock or any class of capital stock of the Company ranking, as to dividends, on a parity with the Series B Preferred Stock ("Parity Stock"), which shall be deemed to include the Company's Series A Preferred Stock, or junior to ("Junior Stock") this Series B Preferred Stock (other than dividends payable solely in shares of Common Stock) and nor shall

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any Junior Stock or Parity Stock be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries during any Dividend Period unless full dividends on all outstanding shares of Series B Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series B Preferred Stock on the applicable record date). The foregoing limitation shall not apply to redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice.

              Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Series B Preferred Stock shall not be entitled to participate in any such dividends.

         (3)         Liquidation Rights.

              (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (a "Liquidation Event"), holders of Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, subject to the rights of any creditors of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock , payment in full in an amount equal to the sum of (i) the Stated Value and (ii) the amount of any declared and unpaid dividend on each such share (such amounts collectively, the "Liquidation Preference").
                                            ----------------------

              (b) Partial Payment. If in any distribution described in Section 3(a) above the assets of the Company or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Company ranking equally with Series B Preferred Stock as to such distribution, holders of Series B Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

              (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series B Preferred Stock and the corresponding amounts payable with respect of any other Parity Stock has been paid in full, the holders of other stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

              (d) Merger, Consolidation and Sale of Assets Not Liquidation.
For purposes of this Section 3, the merger or consolidation of the Company with any other corporation or other entity, including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Company, shall not constitute a liquidation, dissolution or winding up of the Company.

         (4)         Voting Rights.   Holders of Series B Preferred Stock shall
not have the right to receive notice of and no right to vote at any meeting of stockholders; provided, however, that Holders of the Series B Preferred Stock shall vote as a separate class on any proposal which would revise the terms of the Series B Preferred Stock, or any other matter specifically provided by law.

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         (5)         Redemption.

              (a) At any time after three (3) years from the issuance date of the Series B Preferred Stock, shares of this Series B Preferred Stock shall be redeemable by the Company in whole or, from time to time, in part at the Company's option at the Stated Value, plus in each case an amount equal to any dividends declared but unpaid for the then current Dividend Period at the Rate to, but excluding, the date fixed for redemption.

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              (b)  In the event that fewer than all the outstanding shares of this Series B Preferred Stock are to be redeemed as permitted by this Section 5, the number of shares to be redeemed shall be determined by the Board, and the shares to be redeemed shall be determined on a pro rata basis by the Board of Directors unless such other method is required to comply with any rule or regulation of any stock exchange upon which the shares of this Series B Preferred Stock may at any time be listed.

              (c) Notice of any redemption of shares of this Series B Preferred Stock, specifying the date fixed for redemption (herein referred to as the "Redemption Date") and place of redemption, shall be given by first class mail to each holder of record of the shares to be redeemed, at his address of record, not more than sixty (60) nor less than thirty (30) days prior to the Redemption Date. Each such notice shall also specify the redemption price applicable to the shares to be redeemed and that dividends on shares to be redeemed shall cease to accrue and accumulate on the Redemption Date. If less than all the shares owned by such stockholder are then to be redeemed, the notice shall also specify the number of shares thereof which are to be redeemed and the fact that a new certificate or certificates representing any unredeemed shares shall be issued without cost to such holder.

              (d) Notice of redemption of shares of this Series B Preferred Stock having been given as provided in paragraph (c) of this Section 5, then, unless the Company shall have defaulted in providing for the payment of the redemption price and an amount equal to all declared and unpaid dividends to the Redemption Date, dividends shall cease to accrue on the shares of this Series B Preferred Stock called for redemption at the Redemption Date, all rights of the holders thereof (except the right to receive the redemption price and all declared and unpaid dividends to the Redemption Date) shall cease with respect to such shares and such shares shall not, after the Redemption Date, be deemed to be outstanding and shall not have the status of preferred stock. In case fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

              (e) Any shares of this Series B Preferred Stock which shall at any time have been redeemed or converted shall, after such redemption or conversion, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

              (f) The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series B Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

         (6)         Conversion.

              (a) Upon the completion of an Offering, as hereinafter defined, the Series B Preferred Stock shall be mandatorily and automatically, without any further action by the Company or the Holder, converted into shares of the Common Stock at the Conversion Ratio, as also hereinafter defined. For the purposes of this Certificate, an "Offering" shall be a sale of the Company's common stock for at least $5 million in gross proceeds, however accomplished, at a purchase price per share (the "Purchase Price") to be determined by the Board of Directors. The "Conversion Ratio" shall be that number of shares of the Company's common stock as shall result from the quotient of the Stated Value divided by the Purchase Price (the "Conversion Ratio"). For example, if the Purchase Price in the Offering is $5 per share of common stock, the Conversion Ratio shall be equal to 4 shares of common stock per each share of Series B Preferred Stock (Stated Value/Purchase Price = $20/$5 = 4).

              (2) As promptly as practicable following the Conversion set forth above, the Company shall deliver to the Holders a letter providing instructions on how to surrender their shares of Series B Preferred Stock so as to receive a newly issued certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of those shares in, and any fractional interest in respect of a share of Common Stock arising upon the conversion shall be settled as provided in paragraph (3) of this Section 6 below.

              (3) No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of this Series B Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of a share of this Series B Preferred Stock shall be paid in cash (computed to the nearest cent) based on the remainder of the Conversion Ratio.

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     (4)

              (a) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effective conversions of this Series B Preferred Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of this Series C Preferred Stock not theretofore converted.

              (b) The Company may impose any such restrictions on the Common Stock issued upon conversion of the Series B Preferred Stock as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of any stock exchange or automated quotation system upon which the stock is then listed or quoted, any applicable state securities laws, any provision of the Company's certificate of incorporation or bylaws, or any other law, regulation, or binding contract to which the Company is a party, and may request the holder of the Series B Preferred Stock to provide such investment representations or agreements as may be required to ensure such compliance.

              (5) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of this Series B Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of this Series B Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting the issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that the tax has been paid.


         (7) Severability. If any provision of this Certificate of Amendment or any application of such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions hereunder shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent the provisions of this Certificate of Amendment may be inconsistent with any other provision of the Certificate of Incorporation, this Certificate of Amendment shall be controlling.


         (8) Priorities. For the purposes hereof, any stock of any series or class of the Company shall be deemed to rank:

              (a) prior to the shares of this Series B Preferred Stock, as to dividends or upon liquidation, if the holders of such series or class shall be entitled to the receipt of dividends or of amounts distributable upon a Liquidation Event, as the case may be, in preference or priority to the holders of shares of this Series B Preferred Stock;

              (b) Parity Stock, as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Series B Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon a Liquidation Event, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series B Preferred Stock, including, but not limited to, the Series A Preferred Stock; and

              (c) Junior Stock, as to dividends or upon liquidation, if such stock shall be Common Stock or if the holders of shares of this Series B Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon a Liquidation Event, as the case may be, in preference or priority to the holders of shares of such series or class.